Exhibit 10.7

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is dated as of [_________________], 2020 (the “Effective Date”), by and between Smith & Wesson Inc., a Delaware corporation having its principal address at 2100 Roosevelt Avenue, Springfield, MA 01104 (“S&W”), and AOB Products Company, a corporation organized under the laws of Missouri having its principal address at 1800 North Route Z Columbia, MO 65202 (hereinafter referred to as “Supplier”).

WITNESSETH:

WHEREAS, S&W wishes to purchase from Supplier and Supplier wishes to sell to S&W certain Products (as defined below) in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, mutual promises, and the representations, warranties and covenants herein contained, the sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1.	DEFINITION OF TERMS

As used in this Agreement, the following terms shall have the following meanings, respectively:

1.1.“Confidential Information” shall mean all drawings, designs, sketches, blueprints, technical specifications, engineering calculations, models, formulas, data, reports, interpretations, forecasts, and records of a party, and all other confidential information concerning such party’s business, whether in written, oral, or any other form or medium, and whether or not labeled as confidential by such party, but excluding the same which (a) is or becomes generally available to and known by the public other than as a result of the other party’s breach of Section 9.1, or (b) becomes available to the other party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information.

1.2.“Delivery Date(s)” shall mean the date or dates requested for delivery of Products as set forth in any Order.

1.3.“Order” shall mean a written purchase order by S&W that may be transmitted electronically to Supplier or otherwise sent to Supplier in any manner mutually agreed to by the parties.

1.4.“Price” shall mean the prices for the Products set forth on Schedule C hereto.

1.5.“Product(s)” shall mean the product or products described in Schedule A hereto and conforming to the specifications (“Specifications”) set forth in Schedule A.

1.6.“S&W Licensed Products” means Products licensed by S&W to Supplier as of the Effective Date.

2.	TERM

2.1.Term.  This Agreement shall become effective as of the Effective Date and shall continue for a period of 24 months, unless earlier terminated in accordance with its terms (the “Term”). Not later than six (6) months prior to the expiration of this Agreement, the parties shall engage in good faith discussions regarding any renewal or extension of this Agreement.  The “Term” of this Agreement shall include the Initial Term and any renewal or extension terms.

3.	SALE OF PRODUCTS

3.1.Sale.  Supplier agrees to sell and S&W agrees to purchase Products from Supplier in accordance with the terms and conditions set forth in this Agreement.

3.2.Orders.  Unless otherwise agreed to by S&W in writing, no Products shall be supplied hereunder without the issuance by S&W to Supplier of an Order for such Products.  Supplier’s acceptance of an Order shall be confirmed upon the earlier of a written confirmation or delivery of the Products set forth in such Order.  Except as set forth in this Agreement, Supplier may not reject an Order.  In addition, except as set forth in this Agreement, Supplier may only cancel an Order already accepted if S&W is in breach of this Agreement.  The terms and conditions of this Agreement shall be deemed incorporated into and made a part of each Order, and shall supersede and control over any inconsistent or contradictory provisions of any quote, acknowledgment of Order, invoice or any other document of Supplier or S&W (including any Order issued by S&W).

3.3.Forecasts. Upon execution of this Agreement, S&W shall provide to Supplier a forecast including a good faith estimate of S&W’s requirements for Products (a “Forecast”) for the 6-month period beginning on the Effective Date.  No later than the sixty (60) days prior to the first day of each subsequent 6-month period during the Term, S&W shall deliver to Supplier a Forecast for the period beginning with the first day of such subsequent 6-month period.  Forecast are for informational purposes only and do not create any binding obligations on behalf of either party; provided, however, that Supplier shall not be required to sell to S&W, and may in its sole discretion reject (without penalty or liability) any Order for, any quantity of Products that is not set forth in any Forecast for the period covered by such Forecast.

3.4.Exclusivity. During the Term of this Agreement, except as otherwise provided in this Agreement, S&W shall purchase Products exclusively from Supplier.  Except as expressly set forth in Sections 4.5 and 12.7, during the Term, S&W will not, directly or indirectly, (i) interfere with Supplier’s relationships with its suppliers or (ii) except as otherwise provided in this Agreement, otherwise contract with any suppliers for the purchase, manufacturing, or license of any Products.  Except for locks and soft-sided bags, notwithstanding anything in this Agreement to the contrary, S&W may enter into arrangements pursuant to which S&W may purchase nationally recognized third party branded products (“Co-Branded Products”), which may be the same as or similar to Products sold by Supplier, in order to integrate, or co-brand with S&W products, or otherwise promote S&W products in conjunction with the products of such nationally recognized third party.

3.5.Right of First Proposal. Supplier shall have, and S&W hereby grants to Supplier, a right of first proposal to supply any products that are similar to the Products but are materially different in a manner that justifies a change in pricing as reasonably determined by the Parties (examples of such material differences are significant size differences, co-branding, material construction or quality differences; whereas non-material differences would be minor cosmetic changes such as colors, patterns, cosmetic finishing (and all of such products with non-material differences shall continue to be “Products” hereunder)) (collectively, “Proposed Products”) to S&W and its affiliates (the “Right of First Proposal”); provided, however, such Right of First Proposal shall not apply to any product that is being manufactured for S&W by a third party as of the Effective Date. S&W shall provide written notice specifically referencing this Section 3.5 to Supplier of any Proposed Products S&W proposes to purchase prior to purchasing, or entering into any contract to purchase, such Proposed Products. Supplier shall have thirty (30) days from the receipt of such notice to provide a pricing proposal (which shall include terms regarding delivery, lead times and product performance) to S&W to supply such Proposed Products to S&W under this Agreement. If S&W accepts such pricing proposal, such Proposed Products shall become “Products” hereunder, and S&W and Supplier shall update the Schedules to this Agreement to incorporate the information applicable to such Proposed Products.

3.6.Access to S&W’s Facilities.  If in providing Products or related services under this Agreement, Supplier shall require access to S&W’s facilities:  (i) any such access by Supplier and its personnel shall be subject to the U.S. International Traffic in Arms Regulations and S&W’s security policies from time to time in effect, which limit those individuals who may access S&W’s facilities; and (ii) Supplier shall satisfy any requirements of S&W to provide insurance, which may be in addition to the insurance otherwise required under this Agreement, on account of Supplier’s activities on S&W’s site.

3.7.Manufacturing Facility.  In manufacturing any Products, Supplier shall maintain an organization and facilities, including, without limitation, suitable equipment and tools, in accordance with standards generally accepted in the industry, and employ adequately trained and competent personnel in all functions.  Supplier will keep complete and accurate records in all material respects with respect to Products it manufactures pursuant to this Agreement.  Supplier shall, upon S&W’s request from time to time by providing at least 7 days prior notice, allow S&W or its representatives access to Supplier’s facilities to inspect the manufacture and assembly of the Products during reasonable hours, and provide S&W with such records in the possession of Supplier, as S&W may reasonably request, relating to the manufacture of Products and the source of any raw materials and components used in the Products; provided, however, in no event shall such inspection interfere with the business of Supplier.

3.8.License to Products and Patents in Products. During the term of this Agreement, Supplier hereby grants S&W a royalty-free, nontransferable, nonsublicenseable, worldwide, non-exclusive license to offer to sell and sell firearms that incorporate the Products. The grant of such license shall be effective upon the signing of this Agreement.

3.9.License to Supplier Trade and Service Marks and Trade Dress. During the term of this Agreement, Supplier hereby grants S&W a royalty-free, nontransferable, nonsublicenseable, worldwide, non-exclusive license to use Supplier trademarks, service marks, and trade dress (“Supplier Marks”) in connection with the Products. This license is subject to the following restrictions: S&W will use the Supplier Marks only in ways that reflect favorably on Supplier and its products, and shall not use the Supplier Marks in any way that is immoral, illegal, or scandalous or in any way that could impair the reputation of Supplier or the Supplier Marks, and S&W will not obscure, deface or remove the Supplier Marks on the Products. In any promotional or advertising material in any media, S&W will identify the Supplier Marks as belonging to Supplier, using words to the effect that “AOB Products Company trademarks are property of AOB Products Company, Columbia, Missouri, and are used by permission.”

4.	ORDERING; DELIVERY

4.1.Deliveries. Unless otherwise specified in an Order (and agreed to by Supplier) or as set forth below, all deliveries shall be F.O.B. Supplier’s plant in Columbia, Missouri.  Title to Products shall pass to S&W at such point and S&W shall assume all risk of loss of any Products after such point, including while any Products are in the possession, custody or control of a carrier. All deliveries from outside of the United States shall be F.O.B. Destination. Title to such Products shall pass to S&W at such destination point and S&W shall assume all risk of loss of any such Products after such destination point.  Supplier shall (i) pack the Products in such a manner as to insure against damage from weather or transportation costs, and (ii) label such Products and provide instructions and other information, including, without limitation, Material Safety Data Sheets, as required by any applicable law or regulations or for proper use of the Products.

4.2.Shipping.  Except as set forth herein, Supplier shall pay the costs of shipping such Products to S&W in accordance with its Orders (but, for the avoidance of doubt, S&W shall pay for the cost of any insurance on such Products after transfer of risk of loss and title of such Products as set forth in Section 4.1). In its shipment of Products, Supplier shall comply with S&W’s shipping guidelines in effect as of the

Effective Date.   If, in order to comply with S&W’s required Delivery Date, Supplier must ship by a more expensive way than specified in this Agreement or in an Order, any resulting increased transportation costs shall be paid for by Supplier unless the necessity for such rerouting or expedited handling has been caused by S&W.

4.3.Lead Times.  Lead times for delivery of the Products are set forth in Schedule B to this Agreement (the “Lead Times”).  Supplier shall deliver Products ordered by S&W by the applicable Delivery Date set forth in S&W’s Order, so long as the Delivery Date is consistent with the Lead Times.  If applicable Lead Times are not set forth in Schedule B, the Delivery Date shall be such date as reasonably agreed to by the parties.

4.4.Production Capacity.  Supplier shall maintain sufficient production capacity as to be able to supply Products in accordance with any reasonable S&W forecasts and the Lead Times.  Supplier shall notify S&W as soon as is reasonably possible of any inability by Supplier to produce and deliver Products in such quantities as are necessary to meet S&W’s anticipated volume requirements.

4.5.Remedies for Late Delivery.  Supplier shall use commercially reasonable efforts to deliver all Products on or before the Delivery Date as set forth in Section 4.3 above. If Supplier fails to deliver Products within 14 days of the Delivery Date and if such delay is not due to any action or inaction of S&W or otherwise excused in accordance with this Agreement, S&W shall receive a 10% discount on such Order or S&W may, at its sole discretion, cancel its Order for such Products by giving Supplier written notice of such cancelation prior to shipment of the Products for such Order and procure similar products (up to the amount of the Products set forth in such Order) from another source. Subject to S&W’s rights under this Section 4.5, no delay in the shipment or delivery of any Products relieves S&W of its obligations under this Agreement, including accepting delivery of any remaining installment or other Orders of Products.

4.6.Changes.  S&W may, at any time, make changes in quantities, packaging, time and place of delivery, and method of transportation. If any such changes cause an increase or decrease in the cost, or the time required for performance or delivery, an equitable adjustment shall be made, provided that Supplier notifies S&W, within seven days after S&W notifies Supplier of any such change, of any proposed increase in price or delay in delivery resulting from such change, and if the parties are then unable to agree on an adjustment, S&W may cancel all or any part of its Order subject to Section 4.7 below.

4.7Cancellation.  S&W may cancel all or any part of any unshipped portion of its Order without obligation hereunder except to make payment for the Products actually shipped prior to such cancellation and, with respect to any cancelled Non-Stock Items, to pay Supplier for direct costs incurred by Supplier in connection with such cancelled Non-Stock Products, including without limitation production and facility costs and Supplier’s costs for cancelling any orders with its suppliers. In no event shall S&W be liable under this Section 4.7 with respect to a cancellation for more than the price of the applicable Products.  Title to any unfinished work-in-process paid for by S&W shall vest in S&W. For purposes hereof, “Non-Stock Items” are Products manufactured exclusively for S&W (or its affiliates).

5.	TERMS AND CONDITIONS OF PURCHASE

5.1.Prices.  Prices for the Products shall be those prices set forth in Schedule C attached hereto.  The Product prices include all charges for Supplier’s boxing, packaging, packing, crating, storage and handling, to the F.O.B. point, freight costs to ship pursuant to the Order and duties (but excluding any insurance on the Products during shipment of the Products after transfer of risk and title as set forth in Section 4.1).  In addition, Supplier shall be liable for any applicable sales, use or similar taxes, excises, and similar charges, which shall be separately invoiced to S&W.  The pricing formulas set forth in Schedule C shall remain firm for the Term. With respect to the S&W Licensed Products only, Supplier shall not, during the Term, offer or sell to any similarly situated third-party buyers any products that are similar to the Products supplied to S&W under this Agreement at prices that are lower than the prices set forth in Schedule C without offering such lower prices to S&W.

5.2.Payment.  S&W shall pay the price of Products ordered by S&W after receipt by S&W of such Products and of an invoice from Supplier for such Products.  Supplier’s invoice shall specify the Order number, Order date, a general description of the Products supplied, the date of supply, and the sum due. Unless otherwise stated, S&W’s payment shall be due 30 days after S&W’s receipt of Supplier’s invoice in accordance with this Agreement.  S&W shall be entitled to any cash discount period available to Supplier’s customers.  Supplier shall be solely responsible for filing all appropriate tax forms and paying all applicable sales, use and similar taxes, duties, export preparation charges and export documentation charges resulting from the sale of the Products under this Agreement.  Any payment by S&W under this Agreement shall not relieve Supplier from any obligations hereunder with respect to defective Products.

5.3.Late Payments. S&W shall pay interest on all late payments (whether during the Term or after the expiration or earlier termination of the Term), calculated daily and compounded monthly, at the lesser of 10% per year or the highest rate permissible under applicable law. S&W shall also reimburse Supplier for all costs incurred by Supplier in collecting any late payments, including reasonable attorneys' fees and court costs. In addition to all other remedies available under this Agreement or at law, if S&W fails to pay any amounts when due under this Agreement, other than amounts disputed by S&W in good faith, Supplier may (a) suspend the delivery of any Products, and (b) reject S&W’s Orders or cancel accepted Orders.

5.4.Rejection. Payment for Products delivered hereunder shall not constitute S&W’s acceptance thereof. S&W shall have the right within 14 days of receipt (the “Inspection Period”) to inspect any Products and to reject the same to the extent (i) the amount of Product is more than the amount requested in the Order (but such rejection right shall only be with respect to the excess amount), (ii) the Product is materially damaged or (iii) for obvious and apparent deviations from the Specifications for such Product, which are obvious without opening the packaging for each Product (“Nonconforming Products”). S&W will be deemed to have accepted Products unless it provides Supplier with written notice of any Nonconforming Products within the Inspection Period, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by Supplier. If S&W timely notifies Supplier of any Nonconforming Products and Supplier agrees that such Products are Nonconforming Products, Supplier shall either, at S&W’s election: (a) replace such Nonconforming Products with conforming Products; or (b) refund to S&W such amount paid by S&W to Supplier for such Nonconforming Products returned by S&W to Supplier and cancel the Order for such returned Nonconforming Products. If S&W elects to replace Nonconforming Products, Supplier shall ship, at Supplier’s expense and risk of loss, the replacement Products.

6.	WARRANTY; SUPPORT

6.1.Supplier’s Warranty.  For a 12 month period from the expiration of the Inspection Period for such Products, Supplier warrants that the Products furnished under this Agreement shall (i) conform in every respect to any specifications provided by Supplier to S&W; (ii) be new and free from material defects in material or workmanship; (iii) be adequately contained, packaged, marked, and labeled; (iv) conform to any and all applicable technical and safety provisions and comply in all respects with any and all applicable federal, state and local laws, regulations, directives and standards including, without limitation, those concerning safety, labor, health and the environment; and (v) be appropriate for the purpose for which the Product is intended to be used.  Inspection, testing, acceptance or use of the Products shall not affect Supplier’s obligation under this warranty, and such warranty shall survive inspection, testing, acceptance and use.  The foregoing shall not limit, however, Supplier’s standard warranty for a Product provided to the end-user (consumer purchaser) of such Product as set forth on the packaging of such Product (“End-User Warranty”), and S&W may sell the Products to end-users subject to Supplier’s End-User Warranty.

6.2.Warranty Limitations. The warranty set forth in Section 6.1 does not apply to any Product that: (i) has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Supplier; (ii) has been reconstructed, repaired or altered by persons other than Supplier or its authorized representatives; or (iii) has been used with any third-party products, hardware or product that has not been previously approved in writing by Supplier. In addition, in no event shall Supplier be liable or responsible for any warranty provided to end-users of the Product greater than Supplier’s End-User Warranty.

6.3.DISCLAIMER. EXCEPT FOR THE END-USER WARRANTY, EXCEPT TO THE EXTENT LIMITATIONS ON PRODUCT WARRANTIES TO CONSUMERS ARE NOT PERMITTED  BY APPLICABLE LAW, AND EXCEPT FOR THE PRODUCT WARRANTY SET FORTH IN SECTION 6.1 AND THE OTHER EXPRESS REPRESENTATIONS AND WARRANTIES OF SUPPLIER SET FORTH IN THIS AGREEMENT, (A) NEITHER SUPPLIER NOR ANY PERSON ON SUPPLIER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR TITLE, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) S&W ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY SUPPLIER, OR ANY OTHER PERSON ON SUPPLIER’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

7.	PRODUCT CAMPAIGNS; INDEMNIFICATION

7.1.Product Recalls.  If any Products have been manufactured by or for Supplier in a manner that is inconsistent with Product Specifications or if any Products otherwise do not comply with Supplier’s warranty, and S&W requests Supplier to recall such Products for safety reasons, then Supplier shall determine, under its recall standards, whether a recall of any Products should be made.  If Supplier determines that for any reason a recall of such Products should be made, then Supplier shall recall such Products at its own expense.  In such case, S&W shall take all reasonable actions requested by Supplier to assist in such a recall. S&W shall not modify or retrofit any Product as part of any recall or retrofit campaign by S&W without Supplier’s prior written consent, which shall not be unreasonably withheld.

7.2.Indemnification Generally.  Without limiting any other remedies available to the parties, each party shall indemnify, defend and hold the other party and its respective officers, directors, employees, agents, customers, subsidiaries, parents and affiliates (each a “Protected Party”) harmless from and against any and all claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, suits, damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses of any kind or nature (including reasonable legal and other expenses) incurred by such Protected Party (altogether “Losses”) resulting from: (i) any breach of the representations, warranties, covenants, agreements and obligations of such party hereunder (including, with respect to Supplier, a breach of its End-User Warranty); or (ii) any negligent or willful acts or omissions of such party, its directors, officers, employees, agent, contractors, subsidiaries, parents, affiliates or those acting for any of them, except to the extent any damages or liabilities are directly caused by the willful misconduct of the Protected Party. Without limiting any other remedies available to the parties, Supplier shall indemnify, defend and hold S&W and its officers, directors, employees, agents, customers, subsidiaries, parents and affiliates (each a “S&W Protected Party”) harmless from and against (iii) any and all Losses resulting from any failure of any Product to comply with applicable law, or (iv) S&W’s direct costs under any Product recall under Section 7.1.  This Section will survive the termination or expiration of this Agreement.

7.3.IP Indemnification. Supplier shall indemnify, defend and hold harmless S&W and its Protected Parties from and against all claims by a third party alleging that any of the Products infringe any Intellectual Property Right of a third party, except to the extent the same relates to or results from (i) use of S&W’s trademarks, or (ii) Supplier’s compliance with any Specifications or design supplied by S&W. If the Products, or any part of the Products, becomes, or in Supplier’s reasonable opinion is likely to become, subject to a Third Party Claim that qualifies for intellectual property indemnification coverage under this Section 7.3, Supplier shall notify S&W in writing to cease using all or a part of the Products, in which case S&W shall immediately cease all such use of such Products and Supplier shall use its best efforts to provide Products or similar substitute Products that are non-infringing to S&W.

7.4.Defense of Third Party Indemnifiable Claims.  If a Protected Party seeks indemnification or damages (the “Indemnified Party”) under this Agreement from the other party (the “Indemnifying Party”) for any claim asserted, against such Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall, promptly upon gaining knowledge of such Third Party Claim, deliver to the Indemnifying Party notice of such Third Party Claim with sufficient detail as to why the Indemnifying Party is responsible for such Third Party Claim; provided, that a failure by the Indemnified Party to give such notice in the manner required pursuant to this Section 7.4  shall not limit or otherwise affect the obligations of the Indemnifying Party under this Agreement, except to the extent that Indemnifying Party is actually prejudiced with respect to the rights available to the Indemnifying Party with respect to such Third Party Claim, and then only to the extent of any such actual prejudice. The Indemnifying Party shall have the right, at its sole option and expense, to appoint counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with such Third Party Claim in lieu of the Indemnified Party defending or settling such claim; provided, the Indemnifying Party shall not have the right to defend such Third Party Claim if such Third Party Claim seeks relief other than the payment of monetary damages.

7.5.Exclusion from Indemnification. Notwithstanding anything in this Agreement to the contrary, in no event shall Supplier be liable for, or be required to indemnify S&W or its Protected Parties for, Losses arising from (i) the use of the Products in any manner not otherwise authorized under this Agreement or that does not materially conform with any usage instructions provided by Supplier, (ii) S&W’s marketing, advertising, promotion or sale of any product containing the Products, except to the extent such marketing or promotion is consistent with materials provided by Supplier; (iii) Supplier’s compliance with any Specifications or design supplied by S&W; or (iii) any modifications or changes made to the Products by or on behalf of any person other than Supplier.

8.	INSURANCE

8.1Insurance.  Supplier shall, at its expense, obtain and maintain in full force and effect insurance policies with minimum limits of coverage as follows:

(i)Commercial General Liability Insurance including Contractual Liability, Products and Completed Operations Liability, Broad Form Property Damage Liability including coverage for contractual liability.  Limits of liability will not be less than $1,000,000 USD each occurrence and $2,000,000 USD aggregate.  Commercial General Liability insurance will be written on an occurrence basis.

(ii)Excess (Umbrella) Liability underlying the insurances described in subsections (i) and (ii), in an amount of not less than $1,000,000 USD per occurrence.  Excess (Umbrella) Insurance will be written on an occurrence basis.

8.2Additional Insured.  The Supplier will cause “Smith & Wesson, Inc.” to be named as an additional insured on the Commercial General Liability, and Excess (Umbrella) Liability policies.   The Supplier will deliver annually a certificate of insurance evidencing the coverage’s required by this Agreement.  The certificates of insurance will clearly state:  “This is primary insurance without recourse to similar insurance maintained by the additional insured or its subsidiaries and affiliates, if any.”

8.3Notice of Cancellation.  The Supplier will be required to provide not less than thirty (30) days’ prior notice of cancellation, intention not to renew, or material change in coverage; provided, however, that no reduction, cancellation or material changes in any policy will relieve the Supplier of Supplier’s obligation to maintain coverages in accordance with this Agreement.

8.4Subrogation.  The Supplier, on behalf of the Supplier and Supplier’s insurers, hereby waives subrogation against S&W and its Affiliates under the insurance coverages maintained by the Supplier pursuant to this Agreement for losses or claims arising out of the insured party’s acts or omissions. Evidence of such waiver reasonably satisfactory in form and substance to S&W will be exhibited on the Certificates of Insurance required by this Agreement.

8.5Limits.  The limits of liability set forth above may be afforded by any combination of primary and excess liability insurance as long as the insurance coverage provided by the excess liability insurance is as broad as that provided by the primary insurance.

9.	CONFIDENTIALITY

9.1.Non-Use and Non-Disclosure.  Neither party shall use the other party’s Confidential Information except for the purpose of performing its obligations under this Agreement (“Purpose”).  Each party shall protect the Confidential Information of the other party from disclosure and unauthorized use in the same manner that it protects its own proprietary and confidential information of like nature, but in no event shall such standard of care be less than reasonable care.  Supplier may disclose the Confidential Information of the other party only to those of its employees, subcontractors, contractors, directors, advisors, auditors, attorneys and consultants who require such information for the Purpose and who are subject to confidentiality obligations at least as protective as those set forth herein.  Each party shall immediately notify the other party in the event of any unauthorized use or disclosure of the other party’s Confidential Information.  In the event that a party’s Confidential Information is required to be disclosed by the other party pursuant to law, regulation or valid court order, the other party shall be permitted to make such disclosure; provided, however, that (i) it shall promptly notify the party of the fact in writing to permit the party the reasonable opportunity to appear in any judicial proceeding involved or otherwise to act to preserve its rights; and (ii) such disclosure is no greater than what was required to be compliant with such law, regulation or order.

9.2.Survival of Non-Use and Non-Disclosure Obligations.  All non-use and non-disclosure obligations concerning Confidential Information shall survive for a period of five (5) years (except for trade secrets, which shall continue in full force and effect indefinitely) from the date of expiration or termination of this Agreement.

9.3.Injunctive Relief. Both parties acknowledge that disclosure or unauthorized use of the other’s Confidential Information will cause irreparable harm to the party, inadequately compensable in damages, and that the party may obtain injunctive relief to prevent any disclosure or unauthorized use of its Confidential Information. If a party is successful in any action to enforce the other’s obligations under this Section, that party shall be entitled to recover reasonable attorneys' fees and court costs.

9.4.Return of Property.  Upon the termination or expiration of this Agreement, each party agrees to end all further use of and to delete or destroy all copies of (and upon request, provide a written certification of such deletion or destruction), any and all such other party’s Confidential Information,  in whatever form, which are in possession of or under the control of  such party.

10.	OTHER COVENANTS.

10.1.Compliance with Laws by Supplier.  Supplier, and any Products or related services supplied by Supplier, shall comply with all applicable Federal, state and local laws, rules, regulations, orders, conventions, ordinances or standards, including, without limitation, those that relate to the manufacture, labeling, transportation, importation, exportation, use, operation, licensing, approval or certification of the Products or related services, and including, without limitation, the U.S. Foreign Corrupt Practices Act, the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations.  Supplier shall comply with Executive Order No. 11246, as amended, The Rehabilitation Act of 1973, The Vietnam Era Veterans Readjustment Assistance Act of 1974, and any related rules and regulations, and any other law, order or regulation required to be included herein, as a result of S&W’s use of Products or related services ordered in or for S&W’s performance of contracts with any governmental authority.  This shall include, without limitation, an obligation by Supplier to take affirmative action to employ and advance in employment qualified individuals with disabilities, and qualified special disabled veterans, veterans of the Vietnam era and any other veterans who served on active duty during a war or in a campaign or expedition for which a campaign badge has been procured.  Supplier further represents that neither it nor any of its subcontractors will utilize slave, prisoner or any other form of forced or involuntary labor in the supply of the Products or any services under this Agreement.  Supplier shall furnish S&W upon request from time to time, in such form as S&W may designate, certificates of Supplier’s compliance with any such laws, orders and regulations.  At S&W’s request, Supplier shall certify in writing its compliance with the foregoing.

10.2.Compliance with Laws by S&W. S&W shall comply with all applicable Federal, state and local laws, rules, regulations, orders, conventions, and ordinances, including, without limitation, those that relate to the purchase, resale, exportation, use, operation, licensing, approval of such Products, as applicable, and including, without limitation, the U.S. Foreign Corrupt Practices Act, the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations.

11.	TERMINATION

11.1.Termination for Bankruptcy or Insolvency.  Unless expressly prohibited by applicable law, either party may terminate this Agreement immediately for cause by providing notice to the other party if the other party: (a) commences or becomes the subject of any case or proceeding under the bankruptcy, insolvency or equivalent laws of the United States; (b) has appointed for it or for any substantial part of its property a court appointed receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official; (c) makes an assignment for the benefit of its creditors; (d) admits in writing its inability to generally to pay its debts as they become due; or (e) takes corporate action in furtherance of any of the foregoing (collectively, herein referred to as “Events of Insolvency”).  Each party shall immediately give the other party written notice of any Event of Insolvency with respect to such party.

11.2.Termination for Breach.  Either party may terminate this Agreement 30 days after giving notice of the other party’s material breach or default of this Agreement, including any four late deliveries by Supplier in a six-month period that would permit S&W to cancel its order pursuant to Section 4.5, provided that such breach shall continue and not be cured within 30 days after such notice (or, if not able to be cured within 30 days, within a commercially reasonable time period for such cure).

11.3.No Liability.  Except as provided in Section 11.4, neither party shall be liable for any damage of any kind (whether direct or indirect) incurred by the other party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of either Party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

11.4.Effects of Expiration or Termination.  Upon the expiration or earlier termination of this Agreement, all indebtedness of S&W to Supplier under this Agreement, of any kind, shall become immediately due and payable to Supplier, without further notice to S&W. Expiration or termination of this Agreement will not affect any rights or obligations of the parties that (i) come into effect upon or after termination or expiration of this Agreement; or (ii) otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 12.10 and were incurred by the parties prior to such expiration or earlier termination. Except as otherwise agreed to by Supplier, any notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Products to S&W that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Products had been accepted by Supplier.

12.	MISCELLANEOUS

12.1.Notices.  All notices in connection with this Agreement shall be in writing, and deemed given when personally delivered, or one business day after being dispatched by nationally recognized overnight courier, or five business days after being mailed, postage prepaid, by certified or registered mail, return receipt requested, addressed to the other party hereto at the following address:

TO S&W:	Smith & Wesson Brands, Inc.
2100 Roosevelt Ave.
Springfield, MA 01104
Attn: General Counsel

TO SUPPLIER:	AOB Products Company
1800 North Route Z
Columbia, MO 65202
Attn: General Counsel

Either party may change its address for notices by notice to the other party.

12.2.Right to Audit.

a.Supplier Audit Right. S&W hereby grants Supplier access to all pertinent records, correspondence, writings, and receipts related to this Agreement, but excluding any of the same subject to the attorney-client privilege or constituting attorney work-product, for the purpose of ensuring S&W’s compliance with the terms of the Agreement.

b.S&W Audit Right. Supplier hereby grants S&W access to all pertinent records, correspondence, writings, and receipts related to this Agreement, but excluding any of the same subject to the attorney-client privilege or constituting attorney work-product, for the purpose of ensuring Supplier’s compliance with the terms of the Agreement.

c.Maintenance of Records. The parties to this Agreement shall maintain such records and documents for a period of six (6) years after the termination or expiration of this Agreement.  Each party shall cooperate fully with the other party on all reasonable requests to audit such records.

12.3.Choice of Law, Venue. This Agreement, and all matters arising out of or relating this to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.  The parties hereby consent to the exclusive jurisdiction of the courts of the State of Missouri and of the United States District Court for the Eastern District  of Missouri for resolution of all claims, differences and disputes which the parties may have regarding, or which arise under, this Agreement, so long as such courts have jurisdiction.  Any judgment or other decision of any such court shall be enforceable, without further proceedings, against the named party anywhere in the world where such party is located, does business or has assets.

12.4.Limitation of Liability

a.NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES.  IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

b.MAXIMUM LIABILITY FOR DAMAGES. IN NO EVENT SHALL SUPPLIER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO SUPPLIER PURSUANT TO THIS AGREEMENT IN THE YEAR PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Notwithstanding anything in this Agreement to the contrary, (a) the limits in this Section 12.4 and the limit on the term of Supplier’s warranty under Section 6.1 of this Agreement shall not apply to any Losses resulting from third party claims arising from Supplier’s breach of its representations, warranties, or covenants in this Agreement, including Sections 6.1 (Supplier’s Warranty), 7.1 (Product Recalls), 7.2 (Indemnification Generally), 7.3 (IP Indemnification), and 10.1 (Compliance with Laws by Supplier), in each case so long as S&W complies with Section 7.4; (b) the limits in this Section 12.4 shall not apply to any Losses arising from a party’s fraud; (c) the limit in Section 12.4(b) and the limit on the term of Supplier’s warranty under Section 6.1 of this Agreement shall not apply to S&W’s damages arising out of a Product recall under Section 7.1; and (d) the limits in this Section 12.4 shall not apply to any Losses arising from S&W’s breach of Section 3.4 (Exclusivity).

12.5.Assignment.  Except as otherwise set forth in this Section 12.5, neither party shall assign or subcontract any portion of this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld.  Any assignment without such consent shall be void.  Notwithstanding the foregoing, either party may assign this Agreement to any of its affiliates.  Without limiting the generality of the foregoing, Smith & Wesson Sales Company, or any other affiliate of S&W, may exercise the same rights as S&W to purchase Products under this Agreement, provided that such rights are subject to the same obligations of S&W hereunder (including, without limitation, Section 3.4 hereof), and upon request of Supplier, such affiliates will affirmatively agree to be bound by the terms of this Agreement prior to purchasing Product hereunder.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any change of control of Supplier shall be deemed an assignment of this Agreement, for which S&W’s consent shall be required.

12.6.No Set-off Right.  S&W shall not, and acknowledges that it will have no right, under this Agreement, any Order, any other agreement, document or law to, withhold, offset, recoup or debit any amounts owed (or to become due and owing) to Supplier or its affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Supplier or its affiliates, whether relating to Supplier’s breach or non-performance of this Agreement, any Order, any other agreement between S&W or its affiliates and Supplier or its affiliates, or otherwise

12.7.Force Majeure.  Neither party hereto shall be liable to the other party hereto for nonperformance or delay in performance of any of its obligations under this Agreement due to the causes beyond its reasonable control including, without limitation, fires, floods, labor troubles or other industrial disturbances, governmental acts or regulations, pandemics, riots, insurrections, lightning, storm, war, and act of the public enemy (herein referred to as “Force Majeure”); provided, however, in no event shall the inability to make payments be an event of “Force Majeure”. Upon the occurrence of any such event of Force Majeure, the affected party shall promptly notify the other party of such event and the details surrounding the same and shall keep the other party informed of any further developments of such event. After such event ceases or is removed, the affected party shall perform all its obligations still pending with reasonable promptness, unless this Agreement has been terminated in accordance with its terms. If an event of Force Majeure prevents performance by a party for more than 21 consecutive days (“Prolonged Force Majeure”), either party may, with notice to the other, cancel any Order affected by such Prolonged Force Majeure (an “Affected Order”) without any further liability thereunder. In addition, to the extent such Affected Order has been cancelled in accordance with this Section 12.7, S&W may purchase similar products to the Product under such Affected Order (up to the amount set forth in such Order) from a third-party. In no event shall S&W purchase more than customarily purchased hereunder during an event of Force Majeure to circumvent the exclusivity provisions of this Agreement.

12.8.Use of Name.  S&W shall have a non-exclusive license to use any Supplier-owned trademarks used on or in packaging for Products in connection with S&W’s sales and marketing of the Products.  Except as expressly permitted by this Agreement, without the prior written consent of the other party, neither party shall use the other party’s name or any of its trademarks or logos, including in any advertising or marketing materials.

12.9.Prohibition Against Insider Trading.  Supplier hereby acknowledges that United States securities laws, as well as other applicable securities laws and regulations, prohibit any person who has material, non-public information about a company from purchasing or selling the securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  Supplier shall inform each of its employees and subcontractors providing any services in connection with this Agreement of this restriction.

12.10.Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; and (b) Sections 7, 9, 11.3, 11.4, 12.1, 12.2., 12.3, 12.4, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, and 12.13 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for the applicable statute of limitations. All other provisions of this Agreement will not survive the expiration or earlier termination of this Agreement. Notwithstanding any right under any applicable statute of limitations to bring a claim, no action based upon or arising in any way out of this Agreement may be brought by either party after the expiration of the applicable survival or other period set forth in this Section and the parties waive the right to file any such action after the expiration of the applicable survival or other period; provided, however, that the foregoing waiver and limitation do not apply to the collection of any amounts due to Supplier under this Agreement.

12.11.Severability; Waiver.  If any portion of this Agreement shall be invalid or unenforceable or shall violate any applicable law, then such provisions shall be enforced to the maximum extent permitted by law, and such invalidity or unenforceability shall neither invalidate their effect elsewhere nor affect the validity or enforceability of the other provisions of this Agreement.  Any failure or delay of either party in exercising any right hereunder (including without limitation, to the right to require performance of any provision of this Agreement) shall not be deemed to be a waiver or relinquishment of such right. Any express waiver or relinquishment of a term or condition of this Agreement shall not be binding or effective unless made in writing signed by the party waiving or relinquishing its rights.

12.12.Entire Agreement.  This Agreement, together with any schedules and attachments hereto, constitutes the entire and only agreement between the parties regarding its subject. No modification, change or amendment of this Agreement shall be binding upon the parties except by mutual express consent in writing executed by a duly authorized officer or representative of each of the parties.

12.13.Captions.  Captions and headings used in this Agreement are for convenience only, and shall not be of any force and effect in construing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first hereinabove written.

SUPPLIER:

AOB Products Company

By:
Name:
Title:

S&W:

Smith & Wesson Inc.

By:
Name:
Title: